Exhibit 99.1

Press Release

For Immediate Release

For more information, contact:	For Investor Relations:
Melissa K. Owen, Dir. of Communications	DC Consulting, LLC
16801 West 116th Street	Daniel Conway, Chief Executive Officer
Lenexa, KS 66219 USA	Phone: (407) 792-3332
Phone: (913) 338-5550	investorinfo@ICOP.com
Fax: (913) 312-0264	daniel@dcconsultingllc.com
mowen@ICOP.com www.ICOP.com

ICOP ANNOUNCES REGISTERED DIRECT OFFERING OF COMMON STOCK AND WARRANTS

LENEXA, KS – (Market Wire) – January 29, 2010 – ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advancing digital surveillance technology solutions, today announced that it has entered into a definitive agreement with two institutional investors to raise gross proceeds of approximately $1.34 Million, before placement agent’s fees and other offering expenses, in a registered direct offering.

Under the terms of the transaction, ICOP will sell 3,500,000 shares of its common stock for $0.3833 per share. The Company will also issue Series 1 Warrants to purchase up to 3,500,000 shares of common stock in the aggregate for $0.42 per share, which will be exercisable for a period of 5 years beginning 6 months and 1 day after issuance; and Series 2 Warrants to purchase up to 1,232,580 shares of common stock in the aggregate for $0.3833 per share, which will be exercisable at any time on or after the date of issuance for a period of 90 business days. Each of the warrants also contains “full ratchet” anti-dilution protection.

The closing of the offering will occur on or before February 3, 2010.

Chardan Capital Markets, LLC acted as the sole placement agent for this transaction.

The securities described above are being offered by ICOP pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ICOP Digital, Inc.

ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of in-car video and mobile video solutions for Law Enforcement, Fire, EMS, Military, and Transportation markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements

This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at www.sec.gov.